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Anheuser-Busch Companies, Inc.

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     On July 2, 2008, Anheuser-Busch, Incorporated posted on a website accessible by its employees and its wholesalers and distributed to its wholesalers by a private broadcast satellite network a video presentation by David A. Peacock, its Vice President-Marketing. A transcript of the presentation is attached.
     Anheuser-Busch Companies, Inc. (the “Company”) and its directors and certain executive officers may be deemed to be participants in the solicitation of consent revocations from stockholders in connection with a consent solicitation by InBev nv/sa to remove and replace the Board of Directors of the Company (the “Consent Solicitation”). The Company plans to file a consent revocation statement with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of written consents in connection with the Consent Solicitation (the “Consent Revocation Statement”). Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Company’s proxy statement relating to the 2008 annual meeting of stockholders, which may be obtained free of charge at the SEC’s website at http://www.sec.gov and the Company’s website at http://www.anheuser-busch.com. Additional information regarding the interests of such potential participants will be included in the Consent Revocation Statement and other relevant documents to be filed with the SEC in connection with the Consent Solicitation.
          Promptly after filing its definitive Consent Revocation Statement with the SEC, the Company will mail the definitive Consent Revocation Statement and a form of WHITE consent revocation card to each stockholder entitled to deliver a written consent in connection with the Consent Solicitation. WE URGE INVESTORS TO READ THE CONSENT REVOCATION STATEMENT (INCLUDING ANY SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain, free of charge, copies of the Consent Revocation Statement and any other documents filed by the Company with the SEC in connection with the Consent Solicitation at the SEC’s website at http://www.sec.gov, at the Company’s website at http://www.anheuser-busch.com or by contacting Morrow & Co., LLC at (800) 662-5200.
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     This filing contains forward-looking statements regarding the company’s expectations concerning its future operations, earnings and prospects. On the date the forward-looking statements are made, the statements represent the company’s expectations, but the company’s expectations concerning its future operations, earnings and prospects may change. The company’s expectations involve risks and uncertainties (both favorable and unfavorable) and are based on many assumptions that the company believes to be reasonable, but such assumptions may ultimately prove to be inaccurate or incomplete, in whole or in part.
     Accordingly, there can be no assurances that the company’s expectations and the forward-looking statements will be correct. Important factors that could cause actual results to differ (favorably or unfavorably) from the expectations stated in this release include, among others, changes in the pricing environment for the company’s products; changes in U.S. demand for malt beverage products, including changes in U.S. demand for other alcohol beverages; changes in consumer preference for the company’s malt beverage products; changes in the distribution for the company’s malt beverage products; changes in the cost of marketing the company’s malt beverage products; regulatory or legislative changes, including changes in beer excise taxes at either the federal or state level and changes in income taxes; changes in the litigation to which the company is a party; changes in raw materials prices; changes in packaging materials costs; changes in energy costs; changes in the financial condition of the company’s suppliers; changes in interest rates; changes in foreign currency exchange rates; unusual weather conditions that could impact beer consumption in the U.S.; changes in attendance and consumer spending patterns for the company’s theme park operations; changes in demand for aluminum beverage containers; changes in the company’s international beer business or in the beer business of the company’s international equity partners; changes in the economies of the countries in which the company, its international beer business or its international equity partners operate; future acquisitions or divestitures by the company, including effects on its credit rating; changes resulting from transactions among the company’s global or domestic competitors; and the effect of stock market conditions on the company’s share repurchase program. Anheuser-Busch disclaims any obligation to update or revise any of these forward-looking statements. Additional risk factors concerning the company can be found in the company’s most recent Form 10-K.

Transcript of video presentation by David A. Peacock
Vice President-Marketing, Anheuser-Busch, Incorporated
The last few weeks have been interesting times here at Anheuser-Busch as our board was assessing the merits of InBev’s proposal. Our Board of Directors found the proposal too low compared to other transactions and compared to the value created by our own strategic plan.
We thoroughly reviewed numerous analysis with our board and with independent advisers and at the end, the value was just too low.
Many of you wholesalers look at EBITDA multiples, which is the total value of your business divided by your earnings before interest, taxes, depreciation and amortization. Companies like ours also look at that measure. And when you look at what InBev was offering or claiming to offer at 12 times, it was too low. They were rounding up from our 2007 actual multiple of 11 1/2 times. If you project forward to 2008 the multiple was actually 10 1/2 times.
When you compare that multiple to other beer transactions and to other transactions of leading consumer product companies with iconic brands, you can see that at the end of the day it was just too low.
Beyond that our board of directors spent a lot of time in a lot of meetings assessing this offer and you have to understand that this board is comprised of some of the greatest business leaders in the United States today. People who have run companies like AT&T, J.P. Morgan, Ikon Office Solutions, Baxter Pharmaceuticals and Enterprise Rent-a-Car.
They spent rigorous time with independent advisors and with management to make their assessment. They considered everything about our company, our iconic brands Budweiser, one of the world’s most valuable consumer brands and Bud Light, the world’s largest selling beer. Our 50 share position in the United States, the world’s most profitable beer market by far. The portfolio of leading brands, not just the Bud family but the Mich family. Our sub-premium portfolio, which leads that category. And most importantly, our high focused world class distribution system.
They considered the equity investments we have and strategic partnerships with companies like Group Modelo where we’ve been able to participate in the growth of the Mexican beer market, again, one of the world’s most profitable beer markets and at least internationally, benefit from their iconic brand Corona.
We also have an equity position in Tsingtao, which has become a very successful company in China as the leading premium brewer in that market, which is the fastest growing beer market in the world.
Our own business in China has benefited from the partnership with Tsingtao as we deliver good profits and strong growth. And we’re expanding the Budweiser brand to more than 100 markets even as we speak.

Budweiser beyond just China and Mexico is sold in 80 countries around the world. So when we talk about global presence, Budweiser truly is a global brand and is one of the most revered American brands worldwide.
So at Anheuser-Busch, what our board came to the conclusion on is that our business is built on brands. We have investments and partnerships to provide an environment for enhanced brand growth globally. We have innovation that helps grow our top line here in the United States.
Now let’s talk a little bit about what we’ve done in the past year and a half or so to improve our long term outlook. We’ve broadened our portfolio, bringing in popular imported brands, craft brands in our alliance brand portfolio, as well as launching new products like Bud Light Lime, Land Shark, Chelada and Shock Top. We transformed our selling system, reorganizing the five regions with their very independent business units with very good people running them.
We’ve got a major consumer segmentation project that we’ve talked to you about in great detail that has helped us better understand what messages we need behind our cores brands and just how we can expand our core brands using a mega brand strategy. Bud Light Lime is an example of this in a successful way.
We’ve also increased our media plan and focused it more in programming that we know resonates with our consumers. Our media spending is up 15% in 2008 with a lot of that increase occurring this summer when people are buying beer most.
Now how are all these initiatives paying off right now? Well, if we look at our second quarter to date we see our total sales to retailers are up 8/10 of a percent. The A-B produced STR’s are up 6/10 of a percent. IRI volume share is up 8/10 of a point and IRI dollar share is up over a share point. These are remarkable results that are a testament to the team that is Anheuser-Busch and our distributors.
We talked about how important innovation is here in the United States and Bud Light Lime is a great example of this, achieving almost a share point and a half in our industry and well on its way to two full share points, even at a higher price than Bud Light.
But that’s not our only success story. Land Shark and Bud and Bud Light Chelada represent almost half a share point in IRI accounts with pricing that is 70% greater than Bud Light. And we’ve got an exciting new product in Budweiser American Ale coming this October
Now we continue to see commodity cost pressures in our business and they’re impacting all major food and beverage companies. There’s also unprecedented diesel fuel prices that is impacting you the wholesaler. So we’ve got pricing plans for this fall with 95% of our price actions occurring in September and October, over 85% our volume. We project, and we told analysts that we would see 4% or greater revenue per barrel growth this year and next year when you take our price increases, discount reduction and favorable mix from our successful higher margin new products. This is very important for all of us because it helps you with your fuel costs and some of your personnel costs and it certainly helps us with our commodity cost pressures.
We always talk about the three C’s when it comes to pricing; consumer, cost, competition.

Cost environment is escalating. We believe that environment is going to require competition to follow and we believe the consumers are seeing higher price increases in other categories than 4%, so our 4% range should be accepted by consumers.
We expect to see slight gross margin increases in 2008, but in 2009 much greater gross margin increases as we implement some cost reductions, which I’ll get into in a moment. Our operating margin will improve even more as we leverage GNA efficiencies to drive overall improved operating performance.
Now, we want to talk about a renewed cost discipline at Anheuser-Busch. We’ve effectively managed cost relative to our US competitors for years. But these high commodity costs require us to look at our business differently. We now have a goal for our Blue Ocean program which was $500 million. It is now $1 billion in savings with 75% of it occurring in 2008 and 2009.
Now we’ve already revised employee incentive programs to more closely align bonuses with operating performance. And we’ve enacted a zero overhead growth approach with our staff groups. But we’re going to go a lot deeper than that as we look at cost of goods sold and GNA as far as opportunities to drive savings and efficiency within our business.
We have announced an early retirement program in the third quarter of this year with a target of reducing our salaried head count 10 to 15%. We currently have over 8500 salaried employees at Anheuser-Busch, so we expect anywhere from 850 to 1300 positions to be eliminated through this program. There’ll be a one time cost recognized in the fourth quarter for this program in the $300 million dollar range.
And as I said earlier, we also have a zero overhead growth program being implemented across our staff groups today.
Part of our plan assumes lower capital spending targets. We’re going to reduce our capital spending from our original plans this year by $100 million and next year by $200 million. And we expect capital as a percent of sales to average in the 3 1/2 to 4% range going forward. This will drive significant operating cash flow growth in 2009 versus 2007 and even greater free cash flow growth for Anheuser-Busch.
Now we’ll also see improved dividends as we project forward. We grow our dividends with earnings. And as we increase our earnings projections in the next few years, our dividends will grow likewise.
We’re going to also increase our share repurchase as part of our commitment behind this plan. We’re going to commit to buying back shares because we know the money’s going to be there because we are committed to delivering on this plan.
We’re going to move the lower end of our cash flow as a total debt target and we expect share repurchases in 2008 to be $3 billion and in 2009 to be as much as $4 billion as we look for efficient ways to return cash to our shareholders.
Now this will help us lead to Anheuser-Busch beer company growing profits 8% over the next five years, significantly exceeding our prior guidance of three to 5%. Share of repurchases, corporate and other non-beer subsidiaries will add another two to three percentage points to our earnings per share growth.
We were very, very clear with Wall Street in that we project $3.13 per share in EPS target for 2008 and in 2009 $3.90 per share or up nearly 25% as we realize the benefit from a favorable revenue environment and we look to reduce our costs. We also expect double digit per share growth in the remaining three years of our five year plan built off of $3.90 base.
So in summary, we’ve undertaken a series of initiatives in the last two years to better position the company for long term growth. We’re starting to see those results today.
The strategic plan is aggressive, but we are very confident we can deliver it or even exceed it. It is driven by actions that are largely in our control and the assumptions are realistic in areas where we don’t control, like volume delivery. We expect our volume to grow, but we expect our market share to be flat in our plan. So for those of us in the sales and marketing area or for you, our distributor partners, we need to exceed the expectations in our plan of flat market share.
We cannot accept flat market share. We have to grow our volume more rapidly than the industry and we must grow share. If we grow share, we will deliver a performance above the plan we just presented, a plan that has been widely accepted by Wall Street.
In the end, InBev’s proposal significantly undervalues the unique assets of Anheuser-Busch and its long-term earnings and cash flow projections.
We basically announced a new Anheuser-Busch; one focused on results today and over the long term. But some things aren’t going to change at Anheuser-Busch. We will not sacrifice our core tenets. We will not compromise product quality. We will continue to value our people as they add value every day in everything they do. We will continue to invest behind our brands and in innovation. We will continue to behave in a socially and environmentally responsible manner. And we will continue to build on shareholder value. And this company remains open to any idea or any alternative that provides full and certain value for our shareholders.
Ladies and gentlemen, this is a unique time for our company and this is a unique time for you, our distributor partners. We need to all come together and focus on competing in the marketplace every day as aggressively as possible to exceed the plan that we have laid out and the plan that our board of directors deemed as providing greater value than the offer made by InBev. Thank you.